Exhibit 10.1

December 20, 2017

Scott M. Plesha

1410 Smythe Street

Daniel Island, SC 29492

Re:	Offer of Promotion

Dear Scott:

BioDelivery Sciences International, Inc. (BDSI) is pleased to extend to you an offer of a promotion to President. In this position, you will be reporting to the Board of Directors until such time as a new Chief Executive Officer (CEO) is appointed, at which time you will report to the CEO.

In the role of President, you will be responsible, in accordance with the directives of the Board and CEO, for assisting with the overall management of BDSI’s operations and the supervision of all subordinate officers and employees. You will also continue to directly oversee the Sales and Marketing Functions of BDSI and be responsible for creating and managing a budget for your area of responsibility.

If you decide to accept this offer, your proposed starting date in your new position will be January 3, 2018. You will receive an annual salary of $365,000.00 (three hundred sixty-five thousand dollars) payable bi-weekly. Your bonus target will be 45% of salary. This salary and bonus target are offered subject to approval by BDSI’s compensation committee. Annual adjustments to salary, as well as bonus any additional stock option or RSU awards are at the discretion of the Board of Directors and based on meeting personal and corporate objectives for the year. You will also be provided with 4 weeks paid vacation according to BDSI’s Vacation Policy in addition to 11 company-paid holidays each year.

Upon acceptance of this offer, you will continue to participate in the following benefits, in accordance with our policies as they may change from time to time:

•	Health insurance

•	Dental Insurance

•	Basic Life & Accidental Death & Dismemberment Insurance

•	Long and Short Term Disability Insurance

•	401(k) Plan (after 60 days) with Employer match

•	Employee Stock Options Plan

Additionally, as a Regular, Full-time employee, you will continue to be entitled to six paid sick days due to illness in accordance with BDSI’s Sick Leave Policy, which may be modified from time to time, at the discretion of the Board of Directors.

This agreement will have a term of one year running January 2, 2018 through January 2, 2019. This agreement will be subject to successive one-year renewals unless either party gives notice of non-extension at least 30 days prior to the end of any term.

BDSI may terminate your employment without cause at any time. You agree to give 30 days’ notice of any resignation. If BDSI terminates your employment other than for “Cause” (as defined below), or when your employment terminates in the case of your death or permanent disability, BDSI will pay you a one-time cash severance payment equal to your full year’s base salary and a pro-rata bonus based on your bonus target; otherwise, you will be entitled to a one-time cash severance payment equal 50% of your full year’s base salary.

As used herein, the term “Cause” means (i) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by you of any agreement between you and BDSI or your continuing failure to follow the direction of your direct report, BDSI’s Chief Executive Officer or BDSI’s Board of Directors; (ii) your gross negligence, willful misfeasance or breach of fiduciary duty; (iii) your commission of an act of fraud, embezzlement or any felony or crime of dishonesty in connection with your duties with BDSI; or (iv) your conviction of a felony or any other crime that would materially and adversely affect: (a) BDSI’s business reputation or (ii) the performance of your duties for BDSI that includes meeting your performance objectives. In the event of a termination of your employment for Cause, BDSI will pay your salary and expenses reimbursable incurred through the date of termination, and thereafter BDSI shall have no further responsibility for termination or other payments to you.

In addition, if your employment with BDSI is terminated by BDSI or its successor within six (6) months following the occurrence of a “Change of Control” (as defined below) (a “Severance Triggering Event”), then: (i) you will be entitled to a one-time cash severance payment equal to the amount your then current annual base salary; (ii) you will receive a pro-rata bonus based on your annual target bonus; (iii) you shall maintain any rights that you may have been specifically granted pursuant to any of BDSI’s or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by BDSI or its successor and (iv) all unvested options or other equity securities to acquire shares of BDSI common stock granted to you under BDSI’s 2011 Equity Incentive Plan or any similar plan (the “Plan”) shall immediately become fully vested and shall be exercisable to the extent provide for in the Plan. Following BDSI or its successor’s compliance with clauses (i), (ii), (iii) and (iv) above, BDSI or its successor shall have no further obligations to you following termination. In addition, upon any termination of your employment by BDSI, should BDSI agree in its discretion to pay you severance, a condition to the payment of any severance amount or post-termination benefit shall be: (i) BDSI’s concurrent receipt of a general release by you of all claims against BDSI and its affiliates in the form reasonably acceptable to you and BDSI and (ii) that all such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

For purposes of the foregoing, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of BDSI within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended): (i) an acquisition (whether directly from BDSI or otherwise) of any voting securities of BDSI (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the BDSI’s then outstanding Voting Securities; (ii) the individuals who, as of the date hereof, are members of BDSI’s Board of Directors cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting BDSI, to constitute at least fifty-one percent (51%) of the members of BDSI’s Board of Directors; or (iii) the consummation of: (A) a merger, consolidation or reorganization involving BDSI, where either or both of the events described in clauses (i) or (ii) above would be the result; (B) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, BDSI; or (C) an agreement for the sale or other disposition of all or substantially all of the assets of BDSI to any Person (other than a transfer to a subsidiary of BDSI).

You agree that your existing two-year non-competition and non-solicitation agreements with BDSI shall remain in effect. You further agree that any prior confidentiality agreement you have with the Company shall remain in effect.

To formally accept this offer, please sign in the appropriate place below and return an executed copy of this letter to me. Please retain an executed copy of this letter for your own records.

We are excited about the future of BDSI and your contribution to our success. I look forward to hearing from you regarding this offer.

Regards,

/s/ Mark A. Sirgo
Mark A. Sirgo, PharmD
President and Chief Executive Officer
BioDelivery Sciences International, Inc.

Acknowledged and agreed as of the date set forth below:

/s/ Scott M. Plesha
Scott M. Plesha
Dated: December 20, 2017